EXHIBIT 5.1

January 25, 2023

Inhibikase Therapeutics, Inc.

3350 Riverwood Parkway SE, Suite 1900

Atlanta, GA 30339

Re: Registered Direct Offering

Ladies and Gentlemen:

We have acted as legal counsel to Inhibikase Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a prospectus supplement, dated January 25, 2023 (the “Prospectus Supplement”), to be filed by the Company with the Commission under the Securities Act of 1933, as amended (the “Securities Act”), to a Registration Statement (File No. 333-262551) on Form S-3 (the “Registration Statement”), which includes a base prospectus (the “Base Prospectus,” and such Base Prospectus as supplemented by the Prospectus Supplement, the “Prospectus”). The Prospectus relates to the registration under the Securities Act (the “Offering”) of (i) up to 2,800,789 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”); (ii) up to 3,943,398 warrants to purchase shares of Common Stock at an exercise price equal to $0.0001 per share (the “Pre-Funded Warrants”); and (iii) up to 3,943,398 shares of Common Stock underlying the Pre-Funded Warrants (the “Warrant Shares”), to be offered and sold pursuant to that certain Securities Purchase Agreement dated January 25, 2023 between the Company and the investor party thereto (the “Securities Purchase Agreement”). The Securities Purchase Agreement will be filed as an exhibit to a Current Report on Form 8-K and incorporated by reference into the Registration Statement.

In our capacity as counsel, you have requested that we render the opinions set forth in this letter and we are furnishing this opinion letter to you pursuant to the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection herewith, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement and Prospectus as filed with the Commission; (ii) the Securities Purchase Agreement; (iii) the Company’s articles of incorporation, as amended to date; (iv) the Company’s bylaws, as amended to date; (v) resolutions of the board of directors and the pricing committee of the Company relating to the Offering; and (vi) such other documents as we have deemed necessary or appropriate for purposes of rendering the opinion set forth herein.

In rendering the opinions set forth below, we have assumed that (i) all information contained in all documents reviewed by us is true and correct; (ii) all signatures on all documents examined by us are genuine; (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents; (iv) each natural person signing any document reviewed by us had the legal capacity to do so; and (v) any certificates representing the Pre-Funded Warrants to be issued pursuant to the Offering will be duly executed and delivered. As to any facts material to the opinions expressed herein, which were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing, and having due regard for such legal considerations as we deem relevant, we are of the opinion that:

(i) the Shares have been duly authorized and, when issued and delivered by the Company in accordance with the terms of the Securities Purchase Agreement and upon receipt by the Company of the consideration therefor provided therein, will be validly issued, fully paid and non-assessable;

(ii) the Pre-Funded Warrants, when the Pre-Funded Warrants have been duly executed in accordance with their terms and issued and delivered in accordance with the terms of the Securities Purchase Agreement upon payment of the consideration therefor provided therein, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms; and

(iii) the Warrant Shares have been duly authorized and, if issued upon exercise of the Pre-Funded Warrants against payment therefor in accordance with the terms of the Pre-Funded Warrants, would be validly issued, fully paid and nonassessable.

In addition, our opinion above is subject to: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefore may be brought; (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of, or contribution to, a party with respect to a liability where such indemnification or contribution is contrary to public policy; (iv) the rights or remedies available to any party for violations or breaches of any provisions of the Pre-Funded Warrants that are immaterial or the enforcement of which would be unreasonable under the then existing circumstances; (v) the rights or remedies available to any party for material violations or breaches that are the proximate result of actions taken by any party to the Pre-Funded Warrants other than the party against whom enforcement is sought, which actions such other party is not entitled to take pursuant to the Pre-Funded Warrants, or that otherwise violate applicable laws; (vi) the rights or remedies available to any party that takes discretionary action that is arbitrary, unreasonable or capricious, or is not taken in good faith or in a commercially reasonable manner, whether or not the Pre-Funded Warrants permit such action; or (vii) the effect of the exercise of judicial discretion, whether in a proceeding in equity or at law.

The foregoing opinions are limited to the substantive laws of the State of New York and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with any federal or state securities laws, including the securities laws of the State of New York or as to federal or state laws regarding fraudulent transfers. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed by the Company on the date hereof and its incorporation by reference into the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the Prospectus, which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ McDermott Will & Emery LLP
McDermott Will & Emery LLP

One Vanderbilt Avenue New York NY 10017-3852 Tel +1 212 547 5400 Fax +1 212 547 5444 US practice conducted through McDermott Will & Emery LLP.